Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form S-3 of Arbor Realty Trust, Inc. and Subsidiaries of our report dated February 13, 2017, with respect to the financial statements of Cardinal Financial Company, Limited Partnership, for the year ended December 31, 2016, which is included in the Annual Report (Form 10-K) of Arbor Realty Trust, Inc. and Subsidiaries for the year ended December 31, 2017 and the Current Report (Form 8-K) of Arbor Realty Trust, Inc. and Subsidiaries dated May 29, 2018.

/s/ Richey, May & Co., LLP

Englewood, Colorado

June 13, 2018